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                                                                     Exhibit 4.4

                            Z-TEL TECHNOLOGIES, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE RIGHTS, QUALIFICATIONS,
                          LIMITATIONS AND RESTRICTIONS

                      SERIES D CONVERTIBLE PREFERRED STOCK


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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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         Z-Tel Technologies, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, by authority of the Board of Directors of the Corporation, the Pricing Committee of the Board of Directors of the Corporation, at a Special Meeting held on June 30, 2000, adopted the following resolution, which resolution remains in full force and effect on the date hereof:

         WHEREAS, in connection with the execution by the Corporation of the Stock Purchase Agreement, it is deemed to be in the best interests of the Corporation and its stockholders to create a new series of convertible preferred stock;

         NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby establishes a new series of authorized preferred stock, having a par value of $0.01 per share, which series shall be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred"), and which series shall consist of five million (5,000,000) shares and shall have the powers, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions set forth herein.

         1. CERTAIN DEFINITIONS. Unless the context otherwise requires, in addition to the terms defined elsewhere herein, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings herein specified when used herein with initial capital letters (with terms defined in the singular having comparable meanings when used in the plural).

         "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

         "Junior Stock" means the Common Stock and any other capital stock of the Corporation the terms of which do not expressly provide that such capital stock is on a parity with or senior to the Series D Preferred as to dividend rights and rights upon liquidation.



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         "Stock Purchase Agreement" means the Stock Purchase Agreement, dated
July 6, 2000, by and among the Corporation, the Holder and the other investors named on Schedule I thereto.

         2.       DIVIDENDS AND DISTRIBUTIONS.

                  (a) Series D Dividends. The holders of record of shares of Series D Preferred shall be entitled to receive dividends at a rate of eight percent (8%) of the Liquidation Preference (as defined herein) per annum per share of Series D Preferred (the "Series D Dividend"), which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any Junior Stock (and excluding any stock splits and subdivisions for which an adjustment is made under Section 4(c)(v)(1) below). The Series D Dividend shall accrue from the date of issuance of each share until the earlier of (i) the conversion of such share of Series D Preferred to Common Stock, (ii) a Liquidation (as defined herein), or (iii) the repurchase or redemption of such share of Series D Preferred. Such dividend shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Series D Dividend Date") commencing on September 30, 2000, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day"), then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Delaware are permitted to be closed (a "Business Day") to holders of record as they appear on the stock ledger of the Corporation on the applicable record date, which shall be not more than sixty (60) nor less than ten (10) days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Series D Record Date"). Series D Dividends shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The dividends shall either (i) accrue, (ii) be payable in cash, or (iii) be payable in shares of Series D Preferred, as provided in the next paragraph. The dividends shall automatically accrue in the absence of an election by the Board of Directors within sixty (60) days after each Series D Dividend Date to pay the dividends. The amount of dividends payable for any period that is shorter or longer than a full annual dividend shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable. All accrued but unpaid dividends (whether declared or undeclared) shall accrue interest at a rate of ten percent (10%) per annum computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable, but with interest on such dividend compounded on a quarterly basis (on each March 31, June 30, September 30 and December 31) for the year during which such dividend was payable, and thereafter until paid. If the Series D Dividend cannot be paid in full, dividends shall be paid, to the maximum possible extent, to the holders of the Series D Preferred pro rata on the basis of the amount of accrued and unpaid dividends outstanding on each share.

                  (b) Cash Dividends; In-Kind Dividends. Dividends that are declared and payable on each September 30 shall be paid in cash. Until the fifth anniversary of the Original Issue Date (or, if such day is not a business day, on the first business day thereafter), dividends that are declared and payable on each March 31, June 30 and December 31 shall be paid in shares of Series D Preferred (each, a "Series D Payment-in-Kind") rather than cash, valuing each




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such share issued at the Liquidation Preference. Thereafter, all dividends that are declared and payable shall be paid in cash.

                  (c) So long as any shares of the Series D Preferred are outstanding, no dividend, except as described in the last sentence of Section 2(d) below and except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any parity securities, nor shall any parity securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for parity securities or Junior Stock), unless in each case all accrued and unpaid dividends have been or contemporaneously are declared and paid or, if payable in cash, declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred for all dividend periods terminating on or prior to the date of payment of the dividend on, or the date of redemption, purchase, or acquisition for consideration of, such parity securities. When all accrued and unpaid dividends on the Series D Preferred are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, any dividends and additional amounts declared upon shares of the Series D Preferred and any dividends and additional amounts declared upon any other parity securities shall be declared ratably in proportion to the respective amounts of accrued and unpaid dividends and additional amounts accumulated and unpaid on the Series D Preferred and dividends and additional amounts accumulated and unpaid on such parity securities.

                  (d) So long as any shares of the Series D Preferred are outstanding, no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (any such dividend, distribution, redemption, purchase or acquisition being hereinafter referred to as a "Junior Stock Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case
(i) all accrued and unpaid dividends and additional amounts on all outstanding shares of the Series D Preferred shall have been paid or set apart for payment for all past dividend periods with respect to the Series D Preferred and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series D Preferred. Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation may declare and pay dividends on parity stock which are payable solely in additional shares of, or by the increase in the liquidation value of, parity stock or on Junior Stock which are payable in additional shares of, or by the increase in the liquidation value of, Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock, and Parity Stock in exchange for Parity Stock or Junior Stock.

         3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), distributions shall be made to the holders of Series D Preferred, before any amount shall be paid to the holders of Junior Stock, in the following manner:




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                  (a)      Liquidation Preference; Liquidation Amount. The
Liquidation Preference of the Series D Preferred shall be $12.00 per share. The Liquidation Preference shall not be subject to adjustment. In the event of a Liquidation, the holders of the outstanding Series D Preferred, subject to the other terms contained herein, shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount (the "Liquidation Value") equal to (i) the applicable Liquidation Preference, plus (ii) all accrued but unpaid dividends (whether declared or undeclared including any interest accrued thereon calculated through the date of Liquidation), prior to any distribution to the holders of any Junior Stock. If the proceeds from a Liquidation are not sufficient to pay to the holders of Series D Preferred then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock, which assets and funds shall be distributed pro rata among the holders of the Series D Preferred on the basis of the amounts per share to be paid to each. After payment of the full preferential amount, such holders shall not be entitled to any further participation in any distribution of assets of the Corporation.

                  (b)      Events Deemed a Liquidation. For purposes of this
Section 3, the holders of a majority of the outstanding shares of the Series D Preferred may elect to have treated as a Liquidation the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization or business combination of the Corporation or a Change of Control. A "Change of Control" will be deemed to have occurred at such time as any person or persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of capital stock having the power to vote for the election of directors or other members of the governing body of the Corporation.

         4. CONVERSION. The Series D Preferred are subject to conversion rights as follows (the "Conversion Rights"):

                  (a) Conversion at Option of the Holder; Conversion at Option of the Company. Each share of Series D Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after the date of issuance thereof and up to and including the day immediately preceding the Mandatory Redemption Date, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the applicable Conversion Price (as hereinafter specified) per share in effect at the time of conversion into the applicable per share Liquidation Preference in effect at the time of conversion. The initial Conversion Price of the Series D Preferred shall be $12.00 per share. The initial Conversion Price of the Series D Preferred shall be subject to adjustment from time to time as provided in Section 4(c) hereof. Upon conversion, all accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) on the Series D Preferred so converted shall be paid in cash or Common Stock, as applicable, and in the case of cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Corporation is permitted by applicable law to pay any such dividends).




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                           At any time that the closing price of the Common
Stock on The Nasdaq Stock Market (or on the exchange or quotation system on which the Corporation's Common Stock is then traded) as reported in The Wall Street Journal (such price on a given day, referred to as the "Current Market Price" for such day) equals or exceeds two (2) times the then-applicable Conversion Price for twenty (20) or more consecutive trading days beginning on or after July 13, 2002 then, beginning on the day following the 20th such consecutive trading day and ending sixty (60) calendar days after the last such consecutive trading day, the Corporation shall have the right to convert all, but not less than all, of the shares of Series D Preferred into shares of Common Stock, with each share of Series D Preferred converting into the number of fully paid and nonassessable shares of Common Stock which results from dividing the applicable Conversion Price per share in effect at the time of conversion into the applicable per share Liquidation Preference in effect at the time of conversion.

                  (b) Mechanics of Conversion at the Option of the Holder. Before any holder of Series D Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series D Preferred and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall as soon as practicable after such delivery issue and deliver at such office to such holder of Series D Preferred a certificate or certificates for the number of shares of Common Stock to which it, he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) payable pursuant to Section 2 hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the Corporation fails to pay all such dividends (and interest thereon) within twenty (20) days of the date of conversion, the holder entitled to such dividends (and interest thereon) may elect to have the Corporation issue to such holder, in lieu of such cash payment, additional shares of Common Stock calculated by dividing the total amount payable on such date by the applicable Conversion Price.

                  (c)      Adjustments to Conversion Price.

                           (i)    Special Definitions. For purposes of this
Section 4(c), the following definitions shall apply:

                                  (1)  "Options" shall mean rights, options or
         warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                  (2)  "Convertible Securities" shall mean any
         evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.




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                                  (3)  "Additional Shares of Common Stock"
         shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date of the Series D Preferred, other than shares of Common Stock issued or issuable:

                                       (A)  upon conversion of shares of
                                  Series D Preferred;

                                       (B)  pursuant to any stock grant, option
                                plan or purchase plan, other employee stock incentive program or agreement of the Corporation;

                                       (C)  pursuant to convertible securities
                                of the Company outstanding as of the Original Issue Date;

                                       (D)  as a dividend or distribution on
                                shares of Series D Preferred;

                                       (E)  in a transaction described in
                                Section 4(c)(v); or

                                       (F)  by way of dividend or other
                                distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B),
                                (C), (D), (E) or this clause (F).

                                  (4)  "Original Issue Date" shall mean July
         13, 2000.

                                  (5)  "Derivative Securities" shall mean
         securities, other than Options and Convertible Securities, issued for cash by the Corporation or an Affiliate of the Corporation, the value of which is directly based upon or derived by reference to the market value of the Common Stock. The consideration received by the Corporation for Additional Shares of Common Stock deemed to be issued in connection with the issuance of Derivative Securities shall be determined by a recognized financial institution agreeable to the Corporation and holders of at least two-thirds of the outstanding shares of Series D Preferred.

                           (ii)   No Adjustment of Conversion Price. No
adjustment in the applicable Conversion Price of the Series D Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the greater of (i) the Current Market Price in effect on the date of such issue or (ii) the then-existing Conversion Price.

                           (iii)  Deemed Issue of Additional Shares of Common
Stock. In the event the Corporation at any time or from time to time after the Original Issue Date of the Series D Preferred shall issue any Options or Convertible Securities or Derivative Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities or Derivative Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such




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Options and conversion or exchange of such Convertible Securities, or in the case of Derivative Securities, the settlement of such Derivative Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share of such Additional Shares of Common Stock (such consideration, in the case of Derivative Securities, determined as set forth in Section 4(c)(i)(5)) would be less than the greater of the Current Market Price and the applicable Conversion Price for the Series D Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                  (1)  except as provided in Section
         4(c)(iii)(2), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or settlement of such Derivative Securities;

                                  (2)  if such Options or Convertible
         Securities or Derivative Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion, settlement or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities or settlement rights under such Derivative Securities; and

                                  (3)  no readjustment pursuant to clause (2)
         above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                            (iv)  Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)) for a consideration per share that is less than the greater of (i) the Current Market Price in effect on the trading day immediately prior to the date of such issue and (ii) the then-applicable Conversion Price, then and in each such event the applicable Conversion Price of the Series D Preferred shall be recomputed by multiplying the applicable Conversion Price then in effect by a fraction:




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                                  (1)  the numerator of which will be the sum
         of (A) the aggregate number of shares of Common Stock issued and outstanding on the date of issuance of the Additional Shares of Common Stock (assuming the conversion on such date of all of the outstanding shares of Series D Preferred) plus (B) the quotient of the aggregate consideration received by the Corporation for the issuance of such Additional Shares of Common Stock divided by the greater of (1) the Current Market Price in effect on the trading day immediately prior to the date of such issue and (2) the then-applicable Conversion Price; and

                                  (2)  the denominator of which will be the sum
         of (A) the aggregate number of shares of Common Stock issued and outstanding on the date of issuance of the Additional Shares of Common Stock (assuming the conversion on such date of all of the outstanding shares of Series D Preferred) plus (B) the aggregate number of such Additional Shares of Common Stock.

                            (v)   Other Adjustments.

                                  (1)  Subdivisions, Combinations, or
         Consolidations of Common Stock. In the event that, at any time after the Original Issue Date of the Series D Preferred, the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the applicable Conversion Price of the Series D Preferred in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision combination or consolidation, be proportionately adjusted.

                                  (2)  Reclassifications. In the case, at any
         time after the Original Issue Date of the Series D Preferred, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or
         (B) which is treated as a Liquidation pursuant to Section 3(b) above), the shares of Series D Preferred shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his shares of Series D Preferred into Common Stock. The provisions of this Section 4(c)(v)(2) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                                  (3)  If the Corporation shall hereafter pay a
         dividend or make a distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a



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         fraction of which the numerator shall be the number of shares of
         Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such record date. If any dividend or distribution of the type described in this Section is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

                                  (4)  If the Corporation shall offer or issue
         rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the greater of (i) the Current Market Price on the record date fixed for the determination of shareholders entitled to receive such rights or warrants or (ii) the then-existing Conversion Price, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Common Stock record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock subject to such rights or warrants would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the total number of additional shares of Common Stock subject to such rights or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the record date fixed for determination of shareholders entitled to purchase or receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price or Conversion Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account (x) any consideration received for such rights or warrants, with the value of such consideration and the amount of such exercise or subscription price, if other than cash, to be determined by the Board of Directors and (y) the amount of any exercise price or subscription price required to be paid upon exercise of such warrants or rights.

                  (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series D Preferred pursuant to this Section 4, the Corporation at its expense shall promptly thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred a certificate




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setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, if any, (ii) the applicable Conversion Price of the Series D Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred

                  (e) Status of Converted Stock. In case any shares of Series D Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

                  (f) Fractional Shares. In lieu of any fractional shares in the aggregate to which the holder of Series D Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock.

                  (g)      Miscellaneous.

                           (i)    All calculations under this Section 4 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (ii)   The holders of a majority of the outstanding
shares of Series D Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this
Section 4, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne (I) by the challenging parties, if the fair market value as determined by such appraisal does not exceed the determination of fair market value by the Board of Directors by more than ten percent (10%) and (II) by the Corporation, if the fair market value as determined by such appraisal exceeds the determination of fair market value by the Board of Directors by more than ten percent (10%).

                           (iii)  No adjustment in the applicable Conversion
Price of the Series D Preferred will be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

                  (h) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series D Preferred against impairment.




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                                  (i)  Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5.       VOTING RIGHTS. Except as otherwise required by law or by
Section 8 hereof, the holder of each share of Series D Preferred will be entitled to vote on all matters with the holders of the Common Stock as a single class, and not as a separate class or series. Each share of Series D Preferred will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which such share of Series D Preferred is convertible on the record date for such vote. The holders of Series D Preferred shall receive notice of and shall be entitled to attend in person or by proxy any meeting of the holders of Common Stock.

         6. NOTICES OF CERTAIN RECORD DATES. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred at least twenty (20) days prior to the record date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right.

         7. NOTICES. Any notice required by the provisions of this Amended or Restated Certificate to be given to the holders of Series D Preferred shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by fax, or (iii) one business day after being deposited with a reputable next-day courier, postage prepaid, and in each case, addressed to each holder of record at such holder's address or fax number appearing on the books of the Corporation.

         8. APPROVAL OF CERTAIN TRANSACTIONS. So long as any shares of Series D Preferred are outstanding, the Corporation shall not, without first obtaining the written approval of the holders of seventy percent (70%) of the outstanding shares of Series D Preferred voting as a separate class,

                           (i)    amend this Certificate or the Certificate of
Incorporation or bylaws of the Corporation or take any other action, in each case which adversely affects the rights, preferences or privileges of the Series D Preferred;

                           (ii)   increase or decrease the authorized number of
shares of Series D Preferred;

                           (iii)  create any new class or series of shares, or
issue any such shares or Options or Convertible Securities exercisable or convertible into such shares, that have a preference over or are on a parity with the Series D Preferred with respect to voting, dividends or liquidation preferences; or

                           (iv)   reclassify stock into shares of capital stock
of the Corporation having a preference over or parity with the Series D Preferred with respect to voting, dividends or liquidation preferences (except that the Corporation may grant voting rights to shares of a series of preferred stock which have the right to vote with holders of Common Stock on an as converted basis);

         9.       REDEMPTION.

                  (a) The Series D Preferred shall not be redeemed by the Corporation prior to the third anniversary of the Original Issue Date. The Corporation may at its option redeem the Series D Preferred in whole or in part on or after the third anniversary of the Original Issue Date, at any time or from time to time, upon at least thirty days' prior notice, at a redemption price equal to the percentage of the Liquidation Preference per share of Series D Preferred set forth below, plus any accumulated unpaid dividends (whether or not declared) up to but excluding such redemption date. Shares so redeemed shall be cancelled and upon such cancellation shall be deemed to be authorized and unissued shares of Preferred Stock, without par value, of the Corporation but shall not be reissued as shares of the same series.




IF REDEEMED ON OR AFTER THE       AND REDEEMED BEFORE THE          PERCENT OF
ANNIVERSARY OF THE ORIGINAL       ANNIVERSARY OF THE ORIGINAL      LIQUIDATION
ISSUE DATE OCCURING IN            ISSUE DATE OCCURRING IN          PREFERENCE
----------------------            -----------------------          ----------

2003                              2004                             105%
2004                              2005                             104%
2005                              2006                             103%
2006                              2007                             102%
2007                              2008                             101%


                  (b) Mandatory Redemption. To the extent permitted by law, the Corporation shall redeem, on the eighth anniversary of the Original Issue Date (or, if such day is not a business day, on the first business day thereafter) (the "Mandatory Redemption Date"), all remaining shares of Series D Preferred then outstanding, for an amount equal to the Liquidation Preference for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the Mandatory Redemption Date (the "Redemption Price"). Prior to authorizing or making such redemption with respect to the Series D Preferred, the Corporation, by resolution of the Board of Directors shall, to the extent of funds legally available therefor, declare a dividend on the Series D Preferred payable on the Mandatory Redemption Date in an amount equal to any accrued and unpaid dividends on the Series D Preferred as of such date and, if the Corporation does not have sufficient legally available funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends shall be added to the redemption price. After paying any accrued and unpaid dividends pursuant to the foregoing sentence, if the funds of the Corporation legally available for redemption of shares of the Series D Preferred then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, those funds which are legally available shall be used to redeem the maximum possible number of shares of the Series D Preferred, which shares to be redeemed shall be allocated pro rata among the holders of the Series D Preferred based on the number of shares of Series D Preferred held by such holders. At any time and from time to time thereafter, when additional funds of the Corporation are legally available to discharge its obligation to redeem all of the outstanding shares of Series D Preferred required to be redeemed pursuant to this section (the "Mandatory Redemption Obligation"), such funds shall be immediately used to discharge such Mandatory Redemption Obligation until the balance of such shares have been redeemed. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, dividends on any remaining outstanding shares of Series D Preferred shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence.

                  (c) Notice. The Corporation will provide notice of any redemption of shares of Series D Preferred to holders of record of the Series D Preferred to be redeemed not less than 30 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by first-class mail postage prepaid, to each holder of record of the Series D Preferred to be redeemed, at such holder's address as it appears on the stock transfer books of the Corporation. Each such mailed notice shall state, as appropriate, the following:

                           (i)    the redemption date;

                           (ii)   the number of shares of Series D Preferred to
be redeemed and, if fewer than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder;

                           (iii)  the Redemption Price;

                           (iv)   the place or places where certificates for
such shares are to be surrendered for redemption;

                           (v)    the amount of full cumulative dividends per
share of Series D Preferred to be redeemed accrued and unpaid up to but excluding such redemption date, and that dividends on shares of Series D Preferred to be redeemed will cease to accrue on such redemption date unless the Corporation shall default in payment of the Redemption Price plus such full cumulative dividends accrued and unpaid thereon;

                           (vi)   the name and location of any bank or trust
company with which the Corporation will deposit redemption funds pursuant to subsection (e) below;

                           (vii)  the then-effective Conversion Price; and

                           (viii) that the right of holders to convert shares
of Series D Preferred to be redeemed will terminate at the close of business on the business day next preceding the date fixed for redemption (unless the Corporation shall default in the payment of the Redemption Price and such full cumulative dividends accrued and unpaid thereon).

Any notice that is mailed as set forth above shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series D Preferred receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred.

                  (d) Mechanics of Redemption. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer if so required by the Corporation), the holders of record of such shares shall be entitled to receive the redemption price, without interest, plus full cumulative dividends thereon accrued and unpaid up to but excluding such redemption date out of funds legally available therefor. If fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.

                  (e) Redemption Funds. On the date of any redemption being made pursuant to this Section, the Corporation shall, and at any time after notice of such redemption shall have been mailed and before the date of redemption the Corporation may, deposit for the benefit of the holders of shares of Series D Preferred to be redeemed the funds necessary for such redemption with a bank or trust company having a capital and surplus of at least $1 billion, with instructions to such bank or trust company to pay the full redemption amounts as provided herein to the holders of shares of Series D Preferred upon surrender of certificates for such shares; provided, however, that the making of such deposit shall not release the Corporation from any of its obligations hereunder. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series D Preferred so redeemed shall look only to the Corporation for the payment of the full redemption amounts, as provided herein.

                  (f) Rights After Redemption. Notice of redemption having been given as aforesaid, upon the deposit pursuant to subsection (e) of the full redemption amounts as provided herein in respect of all shares of Series D Preferred then to be redeemed, notwithstanding that any certificates for such shares shall not have been surrendered in accordance with subsection (d), from and after the date of redemption designated in the notice of redemption: (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of such shares of Series D Preferred shall cease and terminate, excepting only the right to receive the full redemption amounts as provided herein without interest thereon. If the funds deposited are not sufficient for redemption of the shares of the Series D Preferred that were to be redeemed, then no certificates evidencing such shares shall be deemed surrendered and such shares shall remain outstanding and the rights of holders of shares of Series D Preferred shall continue to be those of holders of shares of the Series D Preferred.

         10. HEADINGS AND SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         11. SEVERABILITY OF PROVISIONS. If any voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series D Preferred and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of the Series D Preferred and qualifications, limitations and restrictions thereof unless so expressed herein.

         IN WITNESS WHEREOF, Z-TEL TECHNOLOGIES, INC. has caused this Certificate of Designations, Preferences and Relative Rights, Qualifications, Limitations and Restrictions to be signed this 13th day of July 2000.


                                       Z-TEL TECHNOLOGIES, INC.



                                       By: /s/ D. Gregory Smith
                                          -------------------------------------
                                       Name:   D. Gregory Smith
                                       Title:  President and CEO




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